EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Statement on Form S-8 No. 33-46836, 333-64799, 333-169276, 333-180829 of Alteva, Inc. of our report dated March 28, 2014, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Partnership’s business), appearing in this Annual Report on Form 10-K of Alteva, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 28, 2014